UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): July 7, 2008 (June 30, 2008)
COMMUNITY FIRST, INC.
(Exact name of registrant as specified in charter)

Tennessee	0-49966	04-3687717
(State or other jurisdiction of	(Commission	(IRS Employer
incorporation)	File Number)	Identification No.)

501 South James M. Campbell Blvd.
Columbia, Tennessee	38401
(Address of principal executive offices)	(Zip Code)
(931) 380-2265
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     On June 30, 2008, Community First, Inc. (the “Company”) entered into an amended employment agreement with Marc R. Lively, the Company’s President and Chief Executive Officer, primarily in order to bring it into compliance with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). The material terms of Mr. Lively’s amended and restated employment agreement are generally as described below, subject in all respects to the terms and conditions of the agreement, which is attached hereto as Exhibit 10.1 and is incorporated herein in its entirety by this reference.
     Duties and Term. Mr. Lively will continue to serve as President and Chief Executive Officer of the Company and Community First Bank & Trust, the Company’s wholly-owned bank subsidiary (the “Bank”). Subject to the termination provisions described below, the term of the employment agreement expires on June 23, 2010 and is subject to two-year automatic renewals unless either party gives not less than 180 days prior notice to the other party that it is electing not to extend the agreement.
     Compensation. The agreement provides for an annual base salary of $234,000, which shall be reviewed at least annually by a committee of the Board of Directors, as well as certain customary benefits, including bonuses pursuant to the Company’s cash incentive plans, equity awards pursuant to the Company’s equity incentive plans, life and health insurance, benefits under the Company’s retirement plans and country club membership. The Company will also reimburse Mr. Lively for all reasonable travel and other business expenses incurred by Mr. Lively in performance of his duties. In addition, if the Company issues common stock in a public or private offering during the term of the agreement, other than pursuant to an employee benefit plan or stock option plan or pursuant to a merger or acquisition, the Company must grant to Mr. Lively additional options equal to 3% of the number of shares issued in the offering. Such options will have an exercise price as determined by the Board of Directors at the time of their issue, but in no event shall the exercise price be less than the fair market value of the common stock on the date of issuance.
     Termination of Agreement. Under the agreement, if Mr. Lively is terminated without “cause” or if he resigns for certain specified reasons (including material demotion, material reduction in compensation or benefits, relocation, liquidation or dissolution of the Company or the Bank, or the failure of the Company or the Bank to renew the agreement upon the expiration of its then-current term), he is entitled to receive a lump sum payment equal to 12 months of his base salary as well as continued life, medical, dental and disability coverage for a period of 12 months following termination. Additionally, if Mr. Lively is terminated by the Company and the Bank without cause following a change in control or if Mr. Lively voluntarily terminates his employment following a change in control for certain reasons, he will be entitled to receive a severance payment equal to an amount that is 2.5 times his “base amount” then currently in effect (calculated in accordance with Section 280G of the Code) as well as continued life, medical, dental and disability coverage for a period of 12 months following termination. Mr. Lively will also receive additional tax gross up payments in order to compensate for any tax liability imposed on change in control payments to Mr. Lively, to the extent these payments constitute “parachute payments” under Section 280G of the Code. Upon Mr. Lively’s termination of employment as a result of a disability, the Company is required to make bi-weekly disability payments to him equal to two-thirds (2/3) of his bi-weekly rate of base salary on the effective date of such termination. Under such circumstances, the Company will also continue to provide life, medical, dental and disability coverage to Mr. Lively. The disability payments and health care coverage are required to continue until the earlier of (a) the date he returns to the full-time employment of the Company in the same capacity as he was employed prior to his termination or disability and pursuant to an employment agreement between him and the Company; (b) his full-time employment by another employer; (c) his attaining the normal expected retirement age or age 65; or (d) his death. In the event of termination of employment due to retirement or death, Mr. Lively is entitled to receive all benefits due to him under the Company’s retirement and life insurance plans, as applicable.
     Non-Competition and Confidentiality Restrictions. Pursuant to the terms of the agreement, Mr. Lively is prohibited from competing with the Company or the Bank within a specific geographic territory and/or soliciting their employees for a period of one year following a termination of his employment without “cause,” as a result of his resignation for certain specified reasons or as a result of his disability. Mr. Lively is also subject to certain confidentiality provisions during and following any termination of his employment with the Company and the Bank.

Item 9.01.	Financial Statements and Exhibits.
     (d) Exhibits.

10.1	Amended and Restated Employment Agreement, dated as of June 30, 2008, with Marc R. Lively.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COMMUNITY FIRST, INC.
By:	/s/ Marc R. Lively
Marc R. Lively
President and Chief Executive Officer

Date: July 7, 2008

EXHIBIT INDEX

No.	Exhibit

10.1	Amended and Restated Employment Agreement, dated as of June 30, 2008, with Marc R. Lively.

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